UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

McDermott International, Inc.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 18, 2016, McDermott International, Inc. (the “LC Borrower” or “McDermott”), McDermott Finance L.L.C. (the “Term Borrower”) and certain of McDermott’s wholly owned subsidiaries, as guarantors, entered into an Amendment No. 3 to Credit Agreement and Amendment to Pledge and Security Agreement (the “Amendment”) to the credit agreement dated April 16, 2014, among the LC Borrower, the Term Borrower, Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and the lenders and letter of credit issuers party thereto (as amended prior to the Amendment, the “Credit Agreement”).

The Amendment amended the Credit Agreement to, among other things:

•	replace the existing minimum EBITDA covenant with:

•	a minimum fixed charge coverage ratio (as defined in the Amendment) of 1.15x for the fiscal quarter ended March 31, 2016 and each fiscal quarter thereafter;

•	a maximum total leverage ratio (as defined in the Amendment) of 4.5x for the fiscal quarter ended March 31, 2016 and each subsequent fiscal quarter through June 30, 2017, 4.0x for the fiscal quarters ending September 30, 2017 and December 31, 2017, and 3.5x for each fiscal quarter thereafter; and

•	a maximum secured leverage ratio (as defined in the Amendment) of 2.0x for the fiscal quarter ended March 31, 2016 and each subsequent fiscal quarter through December 31, 2017, and 1.5x for each fiscal quarter thereafter;

•	amend the existing maximum capital expenditure covenant to limit capital expenditures in 2016 and thereafter to $250.0 million each fiscal year, plus up to $125.0 million of unused capital expenditure capacity from the prior fiscal year; and

•	delete or modify certain periodic reports that were required to be delivered to letter of credit lenders.

The amendments to the Credit Agreement described in the immediately preceding paragraph became effective on April 18, 2016.

Upon the satisfaction of the conditions set forth in the Amendment, including the receipt of requisite consents from existing term lenders under the Credit Agreement, the Amendment will also amend the Credit Agreement to, among other things:

•	extend the maturity date of the letter of credit facility commitments to April 22, 2019, unless the term loan under the Credit Agreement has not been repaid or refinanced by January 15, 2019, in which case the letter of credit facility commitments will expire on January 15, 2019;

•	change the existing letter of credit capacity of $520.0 million to $450.0 million;

•	extend the deadline for mortgaging the DLV 2000 to one year after taking delivery thereof, and give McDermott the option to consider potential financing options for the DLV 2000 during that period;

•	increase the basket for purchase money indebtedness from $20.0 million to $150.0 million;

•	modify the covenant limiting acquisitions to permit up to $150.0 million of acquisitions; and

•	modify the covenant limiting the prepayment or purchase of junior priority debt to permit up to $100.0 million of such prepayments or purchases.

The amendments to the Credit Agreement described in the immediately preceding paragraph are contingent upon obtaining the requisite consents from existing term lenders under the Credit Agreement and meeting the other conditions specified in the Amendment, and McDermott has no assurance that such consents and conditions will be obtained or satisfied.

The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 4.1 to this report and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Amendment No. 3 to Credit Agreement and Amendment to Pledge and Security Agreement, dated as of April 18, 2016, entered into by and among McDermott International, Inc., as LC borrower, McDermott Finance L.L.C., as term borrower, Crédit Agricole Corporate and Investment Bank, as administrative agent, the banks and financial institutions party thereto, as lenders and letter of credit issuers, and certain subsidiaries of McDermott International, Inc., as guarantors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence
Stuart A. Spence
Executive Vice President and Chief Financial Officer

April 18, 2016

EXHIBIT INDEX

No.	Description

4.1	Amendment No. 3 to Credit Agreement and Amendment to Pledge and Security Agreement, dated as of April 18, 2016, entered into by and among McDermott International, Inc., as LC borrower, McDermott Finance L.L.C., as term borrower, Crédit Agricole Corporate and Investment Bank, as administrative agent, the banks and financial institutions party thereto, as lenders and letter of credit issuers, and certain subsidiaries of McDermott International, Inc., as guarantors.